EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NEXMED RECEIVES NASDAQ DELISTING WARNING LETTER

East Windsor, NJ, June 1, 2006 -- NexMed, Inc. (Nasdaq: NEXM), a developer of innovative transdermal products based on the Company’s proprietary NexACT® drug delivery technology, today announced that it has received a notice from Nasdaq indicating that it did not comply with the minimum $50 million market value of listed securities requirement for continued listing set forth in Marketplace Rule 4450(b)(1)(A). Additionally, the Company does not comply with the alternative Marketplace Rule 4450(b)(1)(B) which requires total assets and total revenue of $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years.

Nasdaq will provide written notice that the Company’s common stock will be delisted from the Nasdaq National Market at the opening of business on June 26, 2006 unless the Company’s market value of listed securities is $50 million or more for a minimum of 10 consecutive business days during the 30 day period ended June 26, 2006. Should the Company receive such notice, it plans to file a request for a hearing with the Nasdaq’s Listing Qualifications Panel to appeal the Nasdaq determination. The Company has been informed that the appeal process may take up to 4 weeks, during which the Company’s stock will remain listed on the Nasdaq National Market. There can be no assurance that the Nasdaq Listing Qualifications Panel will decide to allow the Company to remain listed.

As of May 24, 2006 the market value of NexMed’s listed securities based on its current 66,349,232 shares outstanding was $36,492,078. In order to comply with the $50 million market value criteria, the Company’s share price would have to be $0.76 or greater for 10 consecutive days prior to June 26, 2006.

About NexMed, Inc.
NexMed, an innovative drug developer, offers large pharmaceutical companies the opportunity to save considerably on R&D costs, develop new patient-friendly transdermal products, and extend patent lifespans and brand equity, through participation in early stage licensing and development partnerships. NexMed currently has a host of medicines in development, such as treatments for nail fungus, sexual disorders and more, all based on its proprietary NexACT drug delivery technology.

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Company Contact:	Investor Relations:
Deborah Carty	Melody Carey
NexMed, Inc.	Rx Communications Group, LLC
(609) 371-8123, ext: 159	(917) 322-2568
dcarty@nexmed.com	mcarey@rxir.com